Tauriga Sciences, Inc. to Diversify $25,000 of its Balance Sheet Cash into Groestlcoin and Gain Exposure to the Crypto Currency Sector

NEW YORK, NY—(Marketwired - Dec 27, 2017) - Tauriga Sciences, Inc. (OTC PINK: TAUG) (“Tauriga” or the “Company”), engaged in building business through the development, distribution, and licensing of proprietary products as well as the evaluation of potential acquisition opportunities/equity investments, today announced that the Company has decided to purchase, in total, $25,000 of the crypto currency called Groestlcoin (Crypto Currency Code: GRS). This $25,000 aggregate purchase will be funded by the Company’s available cash and is expected to be completed over the next 90 days (this $25,000 purchase will occur in several distinct tranches on several distinct dates).

As of December 27, 2017, the Company has already transferred $10,000 to San Francisco based digital currency exchange COINBASE — to facilitate the purchase of the initial tranche of Groestlcoin. The Company anticipates that the purchase of this first Groestlcoin tranche will be completed by January 10, 2018. Once this initial tranche purchase is complete, the Company will notify shareholders on Form 8K to disclose the specifics of the completed transaction(s).

The Company has been evaluating multiple opportunities to gain a degree of exposure to the crypto currency market sector. The Company has opted to acquire $25,000 of Groestlcoin, due to the comparatively low current market capitalization of Groestlcoin and the specific features of this crypto currency that Tauriga believes differentiates it from the more than 1,000 other choices (available to the Company for gaining exposure to this sector).

Tauriga’s Chief Executive Officer, Seth M. Shaw expressed, “The Company has decided to provide its shareholders with a degree of exposure to the crypto currency sector. The Company believes that it has accomplished this corporate aim in both a measured and responsible manner. After carefully evaluating a number of crypto currencies, which incorporate block chain technology, the Company believes that Groestlcoin has incorporated some important features that differentiates it from other crypto currencies. The Company also understands that any exposure to this sector, at this point in time, carries a high level of inherent risk. Therefore, the Company has limited its downside to $25,000 but is hopeful that this exposure to Groestlcoin will ultimately be successful for its shareholders.”

Please see the two below links for additional information on Groestlcoin:

1)	https://www.groestlcoin.org
2)	https://coinmarketcap.com/currencies/groestlcoin/

The long term strategic plan for Tauriga Sciences Inc. remains as disclosed in the Company’s press release dated November 15, 2017; to consummate one or more significant acquisition and/or licensing transactions during the calendar year 2018 to both restore and create long term shareholder value.

ABOUT TAURIGA SCIENCES, INC.

Tauriga Sciences, Inc. (OTC PINK: TAUG) is engaged in building business through the development, distribution, and licensing of proprietary products as well as the evaluation of potential acquisition opportunities/equity investments. The Company is presently focused on its upcoming contemplated launch of a Cupacu Butter based lip balm product branded under the name: Herman. The Company believes that one of its most important strengths is its access to and relationships with potentially substantial distribution systems and networks. The Company intends to capitalize on distribution opportunities and will continually update shareholders on such developments. Please visit the Corporate Website at www.tauriga.com

NON SOLICITATION:

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted. Any securities offered or issued in connection with the above-referenced merger and/or investment have not been registered, and will be offered pursuant to an exemption from registration.

DISCLAIMER:

Forward-Looking Statements: Except for statements of historical fact, this news release contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation: expectations, expects, anticipates, believes, hopes, beliefs, plans and objectives regarding the development, use and marketability of products as well as the attainment of certain corporate goals and milestones (i.e. SEC Periodic Filings, Filing of Proxies, etc.). Such forward-looking statements are based on present circumstances and on Tauriga’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, and are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to successfully develop and market products, consumer and business consumption habits, the ability to consummate successful acquisition and licensing transactions and other factors over which Tauriga has little or no control. Such forward-looking statements are made only as of the date of this release, and Tauriga assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements. Risks, uncertainties and other factors are discussed in documents filed from time to time by Tauriga with the Securities and Exchange Commission.

CONTACT INFORMATION

Tauriga Sciences Inc.

555 Madison Avenue, 5th Floor

New York, NY 10022

Chief Executive Officer

Mr. Seth M. Shaw

Email: sshaw@tauriga.com

cell # (917) 796 9926

www.tauriga.com